Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Profound Medical Corp. (the Company) of our report dated March 7, 2024, relating to the consolidated financial statements of the Company, which appears in Exhibit 99.3 to the Company’s Annual Report on Form 40-F for the year ended December 31, 2023.

We also consent to reference to us under the heading “Interests of Experts” in the Annual Information Form, which appears in Exhibit 99.1 to the Company’s Annual Report on Form 40-F for the year ended December 31, 2023, which is incorporated by reference in this Registration Statement.

/s/PricewaterhouseCoopers LLP

Chartered Professional Accountants, Licensed Public Accountants

Toronto, Ontario, Canada
September 12, 2024